       As filed with the Securities and Exchange Commission on April __, 1998

            PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                     EXCHANGE ACT OF 1934 (AMENDMENT NO.     )

Filed by the Registrant  /x/
Filed by a party other than the Registrant  / /

Check the appropriate box:
/ /  Preliminary Proxy Statement                  / /  Confidential, for Use of
                                                       the Commission Only
/x/  Definitive Proxy Statement                        (as permitted by Rule
                                                       14a-6(e)(2))
/ /  Definitive Additional Materials
/ /  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                          RECKSON ASSOCIATES REALTY CORP.

                                225 Broadhollow Road
                                Melville, NY  11747

--------------------------------------------------------------------------------
                  (Name of Registrant as Specified in Its Charter)
--------------------------------------------------------------------------------

       (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of filing fee (Check the appropriate box):
/x/  No fee required.
/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)Title of each class of securities to which transaction applies:

--------------------------------------------------------------------------------
(2)Aggregate number of securities to which transaction applies:

--------------------------------------------------------------------------------
(3)Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined.):

--------------------------------------------------------------------------------
(4)Proposed maximum aggregate value of transaction:

--------------------------------------------------------------------------------
(5)Total fee paid:

--------------------------------------------------------------------------------
/ /  Fee paid previously with preliminary materials:

--------------------------------------------------------------------------------
/ /  Check box if any part of the fee is offset as provided by Exchange
Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration state-ment number, or the form or schedule and the date of its filing.

(1)Amount previously paid:

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(2)Form, Schedule or Registration Statement No.:

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(3)Filing Party:

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(4)Date Filed:

                         RECKSON ASSOCIATES REALTY CORP
                              225 BROADHOLLOW ROAD
                            MELVILLE, NEW YORK 11747

                            ------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD ON MAY 21, 1998

                            ------------------------

    NOTICE IS HEREBY GIVEN that the 1998 Annual Meeting of Stockholders (the "Annual Meeting") of Reckson Associates Realty Corp. (the "Company") will be held on Thursday, May 21, 1998 at 9:30 a.m. at the Omni, 333 Earl Ovington Boulevard, Mitchel Field, New York, for the following purposes:

    1. To elect three Class III directors of the Company to serve until the 2001 Annual Meeting of Stockholders and until their respective successors are duly elected and qualified;

    2. To ratify the selection of Ernst & Young LLP as the independent auditors of the Company for the fiscal year ending December 31, 1998;

    3.  To approve the Company's 1998 Stock Option Plan; and

    4. To consider and act upon any other matters that may properly be brought before the Annual Meeting and at any adjournments or postponements thereof.

    Any action may be taken on the foregoing matters at the Annual Meeting on the date specified above, or on any date or dates to which, by original or later adjournment, the Annual Meeting may be adjourned or to which the Annual Meeting may be postponed.

    The Board of Directors has fixed the close of business on March 18, 1998 as the record date for determining the stockholders entitled to notice of and to vote at the Annual Meeting and at any adjournments or postponements thereof. Only stockholders of record of the Company's common stock, $.01 par value per share, at the close of business on that date will be entitled to notice of and to vote at the Annual Meeting and at any adjournments or postponements thereof.

    You are requested to fill in and sign the enclosed form of proxy, which is being solicited by the Board of Directors, and to mail it promptly in the enclosed postage-prepaid envelope. Any proxy may be revoked by delivery of a later dated proxy. Stockholders of record who attend the Annual Meeting may vote in person, even if they have previously delivered a signed proxy.

                                          BY ORDER OF THE BOARD OF DIRECTORS

                                          GREGG M. RECHLER
                                          SECRETARY

Melville, New York
March 31, 1998

    WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE COMPLETE, SIGN, DATE AND PROMPTLY RETURN THE ENCLOSED PROXY CARD IN THE POSTAGE-PREPAID ENVELOPE PROVIDED. IF YOU ATTEND THE ANNUAL MEETING, YOU MAY VOTE IN PERSON IF YOU WISH, EVEN IF YOU HAVE PREVIOUSLY RETURNED YOUR PROXY CARD.

                         RECKSON ASSOCIATES REALTY CORP
                              225 BROADHOLLOW ROAD
                            MELVILLE, NEW YORK 11747

                            ------------------------

                                PROXY STATEMENT

                             ---------------------

                    FOR 1998 ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD ON MAY 21, 1998

    This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Reckson Associates Realty Corp. (the "Company") for use at the 1998 Annual Meeting of Stockholders of the Company to be held on May 21, 1998, and at any adjournments or postponements thereof (the "Annual Meeting"). At the Annual Meeting, stockholders will be asked to vote upon (1) the election of three Class III directors of the Company, (2) to ratify the selection of Ernst & Young LLP as the independent auditors of the Company for the fiscal year ending December 31, 1998, (3) to approve the Company's 1998 Stock Option Plan, and (4) to act upon any other matters that may properly be brought before the Annual Meeting and at any adjournments or postponements thereof.

    This Proxy Statement and the accompanying Notice of Annual Meeting and Proxy Card are first being sent to stockholders on or about April 7, 1998. The Board of Directors has fixed the close of business on March 18, 1998 as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting (the "Record Date"). Only stockholders of record of the Company's common stock, par value $.01 per share (the "Common Stock"), at the close of business on the Record Date will be entitled to notice of and to vote at the Annual Meeting. As of the Record Date, there were 38,632,335 shares of Common Stock outstanding and entitled to vote at the Annual Meeting. Holders of Common Stock outstanding as of the close of business on the Record Date will be entitled to one vote for each share held by them on the Record Date.

    The presence, in person or by proxy, of holders of at least a majority of the total number of outstanding shares of Common Stock entitled to vote is necessary to constitute a quorum for the transaction of business at the Annual Meeting. The affirmative vote of the holders of a plurality of the shares of Common Stock cast on the matter at the Annual Meeting (assuming a quorum is present) is required for the election of Class III directors, and the affirmative vote of the Holders of a majority of the shares of Common Stock cast on the matter at the Annual Meeting (assuming a quorum is present) for each of the ratification of the Company's auditors, the approval of the Company's 1998 Stock Option Plan, and the approval of any other matters properly presented at the Annual Meeting for stockholder approval. Under Maryland law, abstentions and broker "non-votes", or proxies from brokers or nominees indicating that such person has not received instructions from the beneficial owner or other person entitled to vote such shares on a particular matter with respect to which the broker or nominee does not have discretionary voting power, will not be counted as votes cast and will have no effect on the results of the votes.

    STOCKHOLDERS OF THE COMPANY ARE REQUESTED TO COMPLETE, SIGN, DATE AND PROMPTLY RETURN THE ACCOMPANYING PROXY CARD IN THE ENCLOSED POSTAGE-PREPAID ENVELOPE. SHARES REPRESENTED BY A PROPERLY EXECUTED PROXY RECEIVED PRIOR TO THE VOTE AT THE ANNUAL MEETING AND NOT REVOKED WILL BE VOTED AT THE ANNUAL MEETING AS DIRECTED ON THE PROXY. IF A PROPERLY EXECUTED PROXY IS SUBMITTED AND NO INSTRUCTIONS ARE GIVEN, THE PROXY WILL BE VOTED FOR THE ELECTION OF THE THREE NOMINEES FOR CLASS III DIRECTORS OF THE COMPANY NAMED IN THIS PROXY STATEMENT, FOR RATIFICATION OF THE BOARD OF DIRECTOR'S SELECTION OF ERNST & YOUNG LLP AS THE COMPANY'S INDEPENDENT AUDITORS FOR THE FISCAL YEAR ENDING DECEMBER 31, 1998 AND FOR THE APPROVAL OF THE COMPANY'S 1998 STOCK OPTION PLAN. IT IS NOT ANTICIPATED THAT ANY MATTERS OTHER THAN THOSE SET FORTH IN THE PROXY STATEMENT WILL BE PRESENTED AT THE ANNUAL MEETING. IF OTHER MATTERS ARE PRESENTED, PROXIES WILL BE VOTED IN ACCORDANCE WITH THE DISCRETION OF THE PROXY HOLDERS.

    A stockholder of record may revoke a proxy at any time before it has been exercised by filing a written revocation with the Secretary of the Company at the address of the Company set forth above, by filing a duly executed proxy bearing a later date, or by appearing in person and voting by ballot at the Annual Meeting. Any stockholder of record as of the Record Date attending the Annual Meeting may vote in person whether or not a proxy has been previously given, but the presence (without further action) of a stockholder at the Annual Meeting will not constitute revocation of a previously given proxy.

    The Company's 1997 Annual Report, including financial statements for the fiscal year ended December 31, 1997, has been previously mailed to stockholders. The Annual Report, however, is not part of the proxy solicitation material.

                       PROPOSAL 1: ELECTION OF DIRECTORS

    The Board of Directors of the Company consists of eleven members and is divided into three classes, with the directors in each class serving for a term of three years and until their successors are duly elected and qualified. The term of one class expires at each annual meeting of stockholders.

    At the Annual Meeting, three directors will be elected to serve until the 2001 Annual Meeting and until their successors are duly elected and qualified. The Board of Directors has nominated Mr. Roger Rechler, Mr. Harvey R. Blau and Mr. John V.N. Klein to serve as Class III directors (the "Nominees"). Each of the Nominees is currently serving as a Class III director of the Company. The Board of Directors anticipates that each of the Nominees will serve, if elected, as a director. However, if any person nominated by the Board of Directors is unable to accept election, the proxies will be voted for the election of such other person or persons as the Board of Directors may recommend.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE NOMINEES.

INFORMATION REGARDING NOMINEES AND DIRECTORS

    The following table and biographical descriptions set forth certain information with respect to the three Nominees for election as Class III directors at the Annual Meeting, the continuing directors whose terms expire at the annual meetings of stockholders in 1999 and 2000 and the executive officers who are not directors, based upon information furnished to the Company by each director and executive officer.

                                                                                          AMOUNT AND NATURE
                                                                                            OF BENEFICIAL
                                                                              DIRECTOR     OWNERSHIP(1) OF     PERCENT OF
NAME                                                                AGE         SINCE        COMMON STOCK       CLASS(2)
---------------------------------------------------------------     ---      -----------  ------------------  -------------
CLASS III NOMINEES FOR ELECTION AT 1998 ANNUAL MEETING (TERM TO
  EXPIRE IN 2001)
Roger Rechler..................................................         56         1994         1,981,993(3)         4.25%
Harvey R. Blau.................................................         62         1995             9,000(4)        *
John V.N. Klein................................................         66         1995            11,800(4)        *
CLASS I CONTINUING DIRECTORS (TERM EXPIRES IN 1999)
Scott H. Rechler...............................................         30         1994           761,167(5)         1.63%
Herve A. Kevenides.............................................         59         1995             9,000(4)        *
Conrad D. Stephenson...........................................         70         1995             9,000(4)        *
Lewis A. Ranieri...............................................         51         1997             3,000(6)        *
CLASS II CONTINUING DIRECTORS (TERM EXPIRES IN 2000)
Donald J. Rechler..............................................         63         1994         2,104,025(7)         4.51%
Mitchell D. Rechler............................................         38         1994           756,093(8)         1.62%
Leonard Feinstein..............................................         60         1995            30,000(4)        *
Jon L. Halpern(9)..............................................         35         1997           415,730(10)       *

------------------------

*   Less than one percent.

(1) All information has been determined as of March 9, 1998. For purposes of this table a person is deemed to have "beneficial ownership" of the number of shares of Common Stock that person has the right to acquire pursuant to the exercise of stock options exercisable within sixty days or the redemption of units (the "Units") of limited partnership interests in Reckson Operating Partnership, L.P., a Delaware limited partnership (the "Operating Partnership") (assuming the Company elects to issue Common Stock rather than pay cash upon such redemption). See "Executive Compensation" for a discussion of the vesting of stock options granted to directors and officers. Pursuant to the terms of the Amended and Restated Agreement of Limited Partnership of the Operating Partnership, dated as of June 2, 1995, and as amended, the Operating Partnership is obligated to redeem Units for cash, or, at the option of the Company, shares of Common Stock.

(2) For purposes of computing the percentage of outstanding shares of Common Stock held by each person, any shares of Common Stock which such person has the right to acquire pursuant to the exercise of a stock option exercisable within 60 days is deemed to be outstanding, but is not deemed to be outstanding for the purpose of computing the percent ownership of any other person.

(3) Includes (a) 423,027 shares of Common Stock, including 402,267 shares owned directly, 14,000 shares as the trustee of a trust for the benefit of a son of Mr. Roger Rechler and 6,760 shares owned by his wife, (b) 295,000 exercisable options, and (c) 1,263,966 Units, including 40,576 Units owned directly, 259,632 Units as the trustee of trusts for the benefit of Mr. Roger Rechler's sons and 963,758 Units owned through corporations and partnerships.

(4) Includes options to purchase 9,000 shares of Common Stock.

(5) Includes (a) 63,338 shares of Common Stock, including 2,338 shares owned in trust for Mr. Scott H. Rechler's child, (b) 376,000 exercisable options and
    (c) 321,829 Units, including 194,352 Units owned directly and 127,477 Units owned through corporations and partnerships.

(6) Includes options to purchase 3,000 shares of Common Stock.

(7) Includes (a) 438,767 shares of Common Stock, including 424,767 shares owned directly, and 14,000 shares as the trustee of a trust for the benefit of a son of Mr. Donald J. Rechler, (b) 395,000 exercisable options and (c) 1,270,258 Units, including 45,826 Units owned directly, 259,632 Units as the trustee of trusts for the benefit of Mr. Donald J. Rechler's sons, and 964,800 Units owned through corporations and partnerships.

(8) Includes (a) 77,652 shares of Common Stock, including 4,652 shares owned in trust for Mr. Mitchell D. Rechler's children, (b) 351,000 exercisable options and (c) 327,441 Units, including 202,576 Units owned directly, and 124,865 Units owned through corporations and partnerships.

(9) Mr. Halpern has agreed that he will discontinue serving as a member of the Board of Directors of Reckson at the request of the Board of Directors of Reckson at any time after July 1998.

(10) Includes (a) 25,230 shares of Common Stock, (b) 56,000 exercisable options and (c) 334,500 Units, including 2,000 Units owned directly and 332,500 Units owned through corporations and partnerships and of which Mr. Halpern disclaims beneficial ownership.

CLASS III NOMINEES FOR ELECTION AT 1998 ANNUAL MEETING--TERM TO EXPIRE IN 2001

    ROGER RECHLER has served as Vice Chairman of the Board and a director of the Company since its formation and as an Executive Vice President of Development since February 1997. Prior to the initial public offering of Common Stock of the Company in June 1995 (the "IPO"), Mr. Rechler was a co-founder and general partner of Reckson Associates, a predecessor to the Company ("Reckson"). Mr. Rechler is responsible for the supervision of property development and construction, architectural and design-services, interior construction and property management. Mr. Rechler attended the University of Miami. Mr. Rechler is the father of Scott H. Rechler and Gregg M. Rechler and the brother of Donald
J. Rechler.

    HARVEY A. BLAU has served as a director of the Company since 1995. Mr. Blau is a senior partner of the law firm of Blau, Kramer, Wachtler & Lieberman, P.C. and has been associated with such firm (including its predecessors) since 1966. Mr. Blau has served as the Chairman of the Board of Aeroflex, Incorporated since 1991, the Chairman of the Board of the Griffon Corporation and a Director of Nu Horizons Electronics Corp. since 1984. Mr. Blau serves as a Trustee of Benjamin
N. Cardozo School of Law and as a Trustee of the Incorporated Village of Old Westbury, New York. Mr. Blau holds a bachelor's degree from New York University, a law degree from Columbia University School of Law and an advanced law degree from New York University Graduate School of Law.

    JOHN V.N. KLEIN has served as a director of the Company since 1995. Mr. Klein was the Managing Attorney of the law firm of Meyer, Suozzi, English & Klein, P.C. between 1984 and 1997. Mr. Klein served as a Director of Fleet Bank from 1980 to 1994 and is currently on the Advisory Board of Fleet Bank. Mr. Klein has also been a member of the advisory board of St. Joseph's College, Patchogue, New York since 1980. For more than five years Mr. Klein has served as Director of Pocono Hotels Corporation, a hotel owner and operator. Mr. Klein has served in various government positions on Long Island, including County Executive of Suffolk County, New York from 1972 to 1979. Mr. Klein holds a bachelor's degree and a law degree from the University of Virginia.

CLASS I CONTINUING DIRECTORS--TERM TO EXPIRE IN 1999

    SCOTT H. RECHLER has served as Chief Operating Officer and a director of the Company since its formation and has served as President of the Company since February 1997. In addition, until February 1997 Mr. Rechler served as Executive Vice President of the Company since its formation. Mr. Rechler has been employed at Reckson since 1989. Prior to the IPO, he directed the financing of approximately $200 million of mortgage debt and the acquisition of property having a value in excess of $100 million for Reckson. He is a member of the Board of Directors of the Long Island Childrens Museum. Mr. Rechler is a graduate of Clark University and received a Masters Degree in Finance with a specialization in real estate from New York University. He is the son of Roger Rechler and the brother of Gregg M. Rechler.

    HERVE A. KEVENIDES has served as a director of the Company since 1995. Since 1997, Mr. Kevenides has served as the Managing Director, Research Group for Landauer Associates, a real estate consulting and valuation firm. Mr. Kevenides served from 1995 to 1996 as the director of the Real Estate Products Group for Ceres Financial Concepts, N.A. Mr. Kevenides is the president and director of research of Metropolitan Analysis & Forecasting Corporation, an international real estate economics and market research firm. Mr. Kevenides has served in this position since 1988. Mr. Kevenides has served as an Adjunct Associates Professor of the Masters in Real Estate Program of New York University since 1989. Mr. Kevenides was a vice president and director of real estate economics and market research for Chemical Bank from 1981 to 1988, and a vice president and manager of real estate market research for Chase Manhattan Bank from 1972 to 1981. Mr. Kevenides holds a Masters of Business Administration from New York University.

    CONRAD D. STEPHENSON has served as a director of the Company since 1995. Mr. Stephenson served as the chief executive officer of Pan Am Equities Inc., a property ownership and management company from 1993 to 1997, and currently serves as a consultant thereof. Mr. Stephenson was employed by The Comras Company, a real estate company, from 1990 to 1993, and served as the vice president in the tri-state and northeast real estate lending division of the First National Bank of Chicago from 1987 to 1990. Mr. Stephenson was the vice president in charge of all commercial real estate lending activities of The Bowery Savings Bank from 1985 to 1987, and was a vice president of The Chase Manhattan Bank from 1975 to 1985. Mr. Stephenson has served as a governor, vice president and a member of the executive committee of the Real Estate Board of New York. Mr. Stephenson holds a bachelor's degree from Fordham University and a Masters of Business Administration from New York University. Mr. Stephenson is a retired colonel of the U.S. Army Reserves, with which he served for 35 years.

    JON L. HALPERN has served as a director of the Company since 1997. Prior to his joining the Board, Mr. Halpern served as an Executive Vice President and President of the Westchester Division. In such capacity, Mr. Halpern was responsible for the general business operations of the Company in the Westchester Area. Prior to joining the Company in February 1996, Mr. Halpern served as the President and Chief Operating Officer of Halpern Enterprises, Inc., which owned, operated, leased and managed in excess of 1.7 million square feet of office and mixed-use properties and has developed and constructed (through affiliates) in excess of 3.8 million square feet of construction. Mr. Halpern serves as a Board Member and Executive Committee Member of the Westchester County Medical Center. Mr. Halpern is the Founding Member and current Executive Committee Member of the Westchester Partnership for Economic Development, a public/private partnership working to promote and encourage business within

Westchester County. Mr. Halpern is actively involved in affordable housing and environmental organizations in Westchester County having chaired a congressional task force and government committees focused on these issues. Mr. Halpern is a graduate of University of Colorado School of Business where he earned a Bachelor of Science degree.

CLASS II CONTINUING DIRECTORS--TERM TO EXPIRE IN 2000

    DONALD J. RECHLER has served as Chairman of the Board, Chief Executive Officer and a director of the Company since its formation. Mr. Rechler also served as President of the Company from its formation until February 1997. Prior to the IPO in June 1995, Mr. Rechler was a co-founder and general partner of Reckson Associates. He is a founder and former President and Chairman of the Association For A Better Long Island, a founder of the Long Island Commercial & Industrial Development Association, a member of the Board of Directors of the Development Division of North Shore Hospital, a member of the Board of Directors of the Long Island Philharmonic and a member of the Council of Overseers of Long Island University, C.W. Post College. Mr. Rechler is a graduate of the University of Miami. Mr. Rechler is the father of Mitchell D. Rechler and the brother of Roger Rechler.

    MITCHELL D. RECHLER has served as Executive Vice President and a director of the Company since its formation. Mitchell D. Rechler also serves as the President of Reckson Management Group, Inc. (the "Management Company"). From 1981 to 1985, he was employed by Reckson in various non-supervisory roles including positions in property management, construction, acquisitions and leasing. Since 1986, Mr. Rechler has served as an executive vice president of Reckson, responsible for all leasing activities including the coordination of leasing and marketing strategies and overseeing tenant relations. Mr. Rechler has served as President of the Management Company since its organization in 1991. Mr. Rechler serves on the executive committee of the Children's Medical Fund of Schneider Children's Hospital of Long Island Jewish Medical Center and as a member of the board of directors of the Long Island Friends of the Arts. He is a graduate of Emory University. He is the son of Donald J. Rechler.

    LEONARD FEINSTEIN has served as a director of the Company since 1995. Mr. Feinstein is the co-founder and the president and co-chief executive officer of Bed Bath & Beyond Inc., a New York Stock Exchange listed company. Mr. Feinstein has served in such capacity since 1992. Mr. Feinstein served as co-chief executive officer, treasurer and secretary of Bed Bath & Beyond Inc. from 1971 to 1992.

    LEWIS S. RANIERI has served as a director of the Company since 1997. Mr. Ranieri is the chairman of Bank United Corp., a position he has held since 1988. He is also the chairman and chief executive officer of Ranieri & Co., Inc., positions he has held since founding Ranieri & Co. in 1988. Mr. Ranieri is the founder of Hyperion Partners L.P. and Hyperion Partners II L.P. He is also Chairman of Hyperion Capital Management, Inc. and The Hyperion Total Return Fund, Inc. He is director of Transworld HealthCare, Inc., the Hyperion 1999 Term Trust, Inc., the Hyperion 2002 Term Trust, Inc. and Hyperion 2005 Investment Grade Opportunity Trust, Inc. Mr. Ranieri is also chairman and president of various other indirect subsidiaries of Hyperion. He is a director of Delphi Financial Group, Inc. and Delphi International Ltd. Prior to forming Hyperion, Mr. Ranieri had been vice chairman of Salomon Brothers, Inc. Mr. Ranieri helped develop the capital markets as a source of funds for housing and commercial real estate, established Salomon's leadership position in the mortgage-backed securities area, and also led the effort to obtain Federal legislation to support and build the market. Mr. Ranieri has served on the National Association of Home Builders Mortgage Roundtable continuously since 1986. He was inducted into the National Housing Hall of Fame in 1997. Mr. Ranieri also acts as a trustee or director of various environmental and religious institutions such as the Environmental Defense Fund and Shrine of Elizabeth Ann Seton/Our Lady of the Rosary Church.

EXECUTIVE OFFICERS WHO ARE NOT DIRECTORS

    MICHAEL MATURO has served as an Executive Vice President, Chief Financial Officer and Treasurer of the Company since 1995. Prior to joining the Company, Mr. Maturo was a senior manager at E&Y Kenneth Leventhal Real Estate Group (formerly Kenneth Leventhal & Company), a public accounting and consulting firm. He specialized in diverse phases of real estate finance including corporate and property debt financings and recapitalization transactions. Mr. Maturo is a graduate of Seton Hall University with a degree in accounting and finance and is a certified public accountant. Mr. Maturo is 36 years old.

    GREGG M. RECHLER has served as an Executive Vice President and Secretary of the Company since its formation. Mr. Rechler also serves as President of Reckson Construction Group, Inc. From 1985 to 1988, Mr. Rechler held non-supervisory roles at Reckson in the construction and property management areas. Beginning in 1989, as an executive vice president of Reckson, he served as the person responsible for the construction of the Omni (a 575,000 square foot office building) and supervised all construction aspects of this project. Mr. Rechler is a member of the Board of Directors of the Long Island chapter of the Building Owners and Managers Association. Mr. Rechler attended the New York Institute of Technology. He is the son of Roger Rechler and the brother of Scott H. Rechler. Mr. Rechler is 31 years old.

CHAIRMAN OF THE BOARD EMERITUS

    WALTER GROSS has served as Chairman of the Board Emeritus of the Company since its formation. For over 40 years, Mr. Gross has been actively involved in the development and operation of industrial and office properties on Long Island. Together with the late William Rechler, Mr. Gross conceived of and developed Vanderbilt Industrial Park, the first planned industrial park built on Long Island. He also owned and operated Walter J. Gross Construction Corp., a general contracting firm, that has constructed in excess of 3,000,000 square feet on behalf of clients including B.F. Goodrich, Sears and The Prudential since 1970. Mr. Gross is 78 years old.

THE BOARD OF DIRECTORS AND ITS COMMITTEES

    The Company is managed by an eleven member Board of Directors, a majority of whom are independent of the Company's management. The Board of Directors held fourteen meetings during fiscal year 1997. Each of the directors attended at least 75% of the total number of meetings of the Board of Directors and of the committees of the Company of which he was a member during 1997, except for Messrs. Halpern and Ranieri who became members of the Board of Directors in July 1997.

    AUDIT COMMITTEE. The Audit Committee, which consists of Messrs. Feinstein and Klein, makes recommendations concerning the engagement of independent public accountants, reviews with the independent public accountants the plans and results of the audit engagements, approves professional services provided by the independent public accountants, reviews the independence of the independent public accountants, considers the range of audit and non-audit fees and reviews the adequacy of the Company's internal accounting controls. The Audit Committee held two meetings during fiscal year 1997.

    EXECUTIVE COMMITTEE. Subject to the supervision and oversight of the Board of Directors, the Executive Committee, which consists of Donald J. Rechler, Scott H. Rechler, Herve Kevenides, Conrad D. Stephenson and Jon Halpern, has the authority to approve the acquisition, financing and disposition of investments by the Company and to authorize the execution of certain contracts and agreements, including those relating to the borrowing of money by the Company and to exercise generally all other powers of the Board of Directors, except for those which require action by all Directors or the Independent Directors under the Articles of Incorporation or By-Laws of the Company or under applicable law. The Executive Committee held eight meetings during fiscal year 1997.

    COMPENSATION COMMITTEE. The Compensation Committee, which consists of Harvey R. Blau and Leonard Feinstein, makes recommendations and exercises all powers of the Board of Directors in connection with compensation matters, including incentive compensation and benefit plans. The Compensation Committee also has authority to grant awards under the Company's stock option plans. The Compensation Committee held four meetings during fiscal year 1997.

    The Board of Directors does not have a standing nominating committee. The full Board of Directors performs the functions of such a committee.

DIRECTOR COMPENSATION

    Each of the non-employee directors of the Company receives an annual director's fee of $15,000. Each non-employee director also receives $500 for each regular quarterly meeting of the Board of Directors attended, $500 for each special meeting of the Board of Directors attended, $250 for each special telephonic meeting of the Board of Directors participated in and $500 for each committee meeting attended. Each non-employee director appointed or elected for the first time after the IPO will receive an initial option to purchase 3,000 shares of Common Stock at the market price of the Common Stock on the date of grant. In addition, following each annual meeting of stockholders each of the Company's non-employee directors will receive an option to purchase 1,000 shares of Common Stock at the market price of the Common Stock on the date of grant. All options granted to non-employee directors vest on the date of grant. On May 30, 1997, each non-employee director was granted an option to purchase 1,000 shares of Common Stock at $22.50 per share.

         PROPOSAL 2: RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

    The Board of the Company, upon the recommendation of the Audit Committee, has selected the accounting firm of Ernst & Young LLP to serve as independent auditors of the Company for the fiscal year ending December 31, 1998, subject to ratification of this appointment by the stockholders of the Company. Ernst & Young LLP has served as the Company's independent auditors since the Company's formation in September 1994 and is considered by management of the Company to be well qualified. The Company has been advised by that firm that neither it nor any member thereof has any financial interest, direct or indirect, in the Company or any of its subsidiaries in any capacity. A representative of Ernst & Young LLP will be present at the Annual Meeting, will be given the opportunity to make a statement if he or she so desires and will be available to respond to appropriate questions.

    THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE RATIFICATION OF THE SELECTION OF THE INDEPENDENT AUDITORS.

                             EXECUTIVE COMPENSATION

    The following table sets forth information regarding the base compensation awarded for the past three fiscal years to each of the five most highly compensated executive officers of the Company (collectively, the "Named Executive Officers") whose base salary, on an annualized basis exceeded $100,000 during the fiscal year ended December 31, 1997.

                           SUMMARY COMPENSATION TABLE

                                                                           SALARY(1)    BONUSES     LONG TERM     ALL OTHER
NAME AND PRINCIPAL POSITION                                       YEAR        ($)         ($)      OPTIONS(2)        ($)
--------------------------------------------------------------  ---------  ----------  ----------  -----------  -------------
Donald J. Rechler.............................................       1997  $  325,000  $  390,000     150,000        --
  Chief Executive Officer                                            1996  $  200,000  $  200,000      --            --
                                                                     1995  $  200,000      --          20,000        --

Scott H. Rechler..............................................       1997  $  250,000  $  300,000     150,000        --
  President and Chief Operating Officer                              1996  $  150,000  $  150,000      --            --
                                                                     1995  $  150,000      --         104,000        --

Michael Maturo................................................       1997  $  200,000  $  240,000     150,000        --
  Executive Vice President, Chief Financial Officer                  1996  $  162,500(3) $  162,500     --           --
    and Treasurer                                                    1995  $  150,000  $   25,000      80,000        --

Mitchell D. Rechler...........................................       1997  $  200,000  $  240,000     150,000        --
  Executive Vice President and President of Reckson Management       1996  $  150,000  $  150,000      --            --
    Group, Inc.                                                      1995  $  150,000      --         104,000        --

                                                                           SALARY(1)    BONUSES     LONG TERM     ALL OTHER
NAME AND PRINCIPAL POSITION                                       YEAR        ($)         ($)      OPTIONS(2)        ($)
--------------------------------------------------------------  ---------  ----------  ----------  -----------  -------------
Gregg M. Rechler..............................................       1997  $  200,000  $  240,000     150,000        --
  Executive Vice President and Secretary and President of            1996  $  150,000  $  150,000      --            --
    Reckson Construction Group, Inc.                                 1995  $  150,000      --         104,000        --

------------------------

(1) The base salaries of Donald J. Rechler, Scott H. Rechler, Michael Maturo and Mitchell D. Rechler are paid by the Management Company and the base salary of Gregg M. Rechler is paid by the Construction Company. The Company and the Operating Partnership reimburse the appropriate subsidiary corporation for time spent by the Named Executive Officer on the business of the Company or the Operating Partnership, respectively.

(2) As of March 9, 1998, options to purchase 1,912,000 shares of Common Stock have been granted to the Named Executive Officers.

(3) Excludes loan forgiveness in the amount of $100,000 pursuant to the terms of Mr. Maturo's employment and noncompetition agreement with the Company.

                       OPTION GRANTS FOR FISCAL YEAR 1997

                                                                                               POTENTIAL REALIZABLE
                                                                                                 VALUE AT ASSUMED
                                                                                                 ANNUAL RATES OF
                                              PERCENT OF      EXERCISE                          COMMON STOCK PRICE
                                             TOTAL OPTIONS    PRICE PER                          APPRECIATION FOR
                                              GRANTED TO      SHARE OF                            OPTION TERM(1)
                                  OPTIONS    EMPLOYEES FOR     COMMON                       --------------------------
NAME                            GRANTED(2)    FISCAL YEAR     STOCK(3)     EXPIRATION DATE     5%(4)         10%(5)
------------------------------  -----------  -------------  -------------  ---------------  ------------  ------------
Donald J. Rechler.............     150,000         14.70%     $  27.125      Nov. 4, 2007   $  2,558,815/ $6,484,540
                                   225,000                    $  25.750      Jan. 9, 2008   $  3,643,650/ $9,233,753

Scott H. Rechler..............     150,000         11.76%     $  27.125      Nov. 4, 2007   $  2,558,815/ $6,484,540
                                   150,000                    $  25.750      Jan. 9, 2008   $  2,429,100/ $6,155,835

Michael Maturo................     150,000         10.78%     $  27.125      Nov. 4, 2007   $  2,558,815/ $6,484,540
                                   125,000                    $  25.750      Jan. 9, 2008   $  2,024,250/ $5,129,863

Mitchell D. Rechler...........     150,000         10.78%     $  27.125      Nov. 4, 2007   $  2,558,815/ $6,484,540
                                   125,000                    $  25.750      Jan. 9, 2008   $  2,024,250/ $5,129,863

Gregg M. Rechler..............     150,000         10.78%     $  27.125      Nov. 4, 2007   $  2,558,815/ $6,484,540
                                   125,000                    $  25.750      Jan. 9, 2008   $  2,024,250/ $5,129,863

------------------------

(1) In accordance with the rules of the Securities and Exchange Commission, these amounts are the hypothetical gains of "option spreads" that would exist for the respective options based on assumed rates of annual compound share price appreciation of 5% and 10% from the date the options were granted over the full option term. No gain to the optionee is possible without an increase in the price of Common Stock, which would benefit all shareholders.

(2) All options are granted with an exercise price equal to the fair market value of the Common Stock on the date of grant and have a term of not more than ten years from the date of grant. The options granted for fiscal year 1997 were vested on the date of grant.

(3) Based on the fair market value of the Common Stock, $27.125 and $25.750 per share, on November 4, 1997 and January 9, 2008, respectively, the date of grant.

(4) An annual compound share price appreciation of 5% from $27.125and $25.750,the fair market value of the Common Stock on November 4, 1997, and January 9, 1998, yields a price of $44.183 and $41.944 per share of Common Stock.

(5) An annual compound share price appreciation of 10% from $27.125and $25.750, the fair market value of the Common Stock on November 4, 1997 and January 9, 1998, yields a price of $70.355 and $66.789 per share of Common Stock.

    No options were exercised by the Named Executive Officers in 1997. The following table sets forth the value of options at the end of 1997 (including the options granted on January 9, 1998 in respect of 1997) by the Company's Named Executive Officers.

                 AGGREGATED FISCAL YEAR-END 1997 OPTION VALUES

                                                                    NUMBER OF SHARES             VALUE OF
                                                                       UNDERLYING               UNEXERCISED
                                                                       UNEXERCISED             IN-THE-MONEY
                                                                    OPTIONS AT FISCAL        OPTIONS AT FISCAL
                                                                     YEAR-END(#)(1)           YEAR-END($)(2)
NAME                                                             EXERCISABLE/UNEXERCISABLE EXERCISABLE/UNEXERCISABLE
---------------------------------------------------------------  -----------------------  -----------------------
Donald J. Rechler..............................................       395,000/0                $208,750/$0
Scott H. Rechler...............................................       376,000/28,000           $950,750/371,000
Michael Maturo.................................................       328,333/26,667           $706,662/353,338
Mitchell D. Rechler............................................       351,000/28,000           $950,750/371,000
Gregg M. Rechler...............................................       351,000/28,000           $950,750/371,000

------------------------

(1) Includes options granted on January 9, 1998, in respect of 1997, to purchase shares of common stock at a price of $25.750 per share.

(2) The value of unexercised in-the-money options at fiscal year-end based on the fair market value for Common Stock of $25.375 per share, as of December 31, 1997.

EMPLOYMENT AND NONCOMPETITION AGREEMENTS

    Each of the Named Executive Officers has entered into an employment and noncompetition agreement and a severance agreement with the Company.

    The agreements with each of Donald J. Rechler, Scott H. Rechler, Mitchell D. Rechler and Gregg Rechler will expire on the third anniversary of the closing of the IPO (i.e., June 2, 1998) and the agreement with Michael Maturo will expire on June 15, 1998, unless in each case otherwise extended. The term of each of the severance agreements is identical to the Named Executive Officer's employment agreement, including any extension thereof. Each agreement provides for certain benefits in the event of termination of the Named Executive Officer by the Company without "Good Reason" (as such term is defined in the applicable agreement), resignation by the Named Executive Officer upon a material breach of the agreement by the Company or a "Change in Control" of the Company (as such term is defined in the applicable agreement). These benefits include the continued payment of the Named Executive Officer's base salary during the remaining term of the employment period as well as continued entitlement to receive other benefits conferred under the applicable agreement for such remaining term which, in the case of a Change in Control, is at least thirty-six months. Under the agreements, each Named Executive Officer is also entitled to certain specified benefits in the event of his death or disability.

    In addition, such employment and noncompetition agreements, subject to certain exceptions, prohibit each such Named Executive Officer from engaging, directly or indirectly, during the term of his employment, in any business which engages or attempts to engage in, directly or indirectly, the acquisition, development, construction, operation, management or leasing of any industrial office real estate property anywhere within the Tri-State metropolitan area ("Competitive Activities"). These employment and noncompetition agreements also prohibit such persons from engaging, directly or indirectly, during the Noncompetition Period in any Competitive Activities, subject to certain limited exceptions. The Noncompetition Period for each such employee is the period beginning on the date of the termination of employment and ending on the latest of (i) three years from the closing of the IPO (in the case of Donald

J. Rechler, Scott H. Rechler, Mitchell D. Rechler and Gregg Rechler) and June 15, 1998 (in the case of Michael Maturo), (ii) one year from the termination of his employment with the Company and (iii) the date on which the severance payments provided to him under his employment agreement cease. It is presently contemplated that the employment and non-competition agreement will be extended by the Company prior to their expiration.

    Pursuant to the employment and noncompetition agreement with Mr. Maturo, upon execution of such agreement, the Company loaned to Mr. Maturo the amount of $399,980 (the "Loan") in order to finance his purchase of an equity interest in the Company. In that regard, Mr. Maturo has purchased and currently owns 32,988 Units, as adjusted for the Company's 2-for-1 stock dividend payable to stockholders of record on April 4, 1997 ("split-adjusted") (the "Restricted Units") (effectively purchased at a price per Unit of $12.125, the closing price per share of Common Stock on the New York Stock Exchange on the date the employment and noncompetition agreement was executed). The Loan will mature on the fourth anniversary of its issuance and accrues interest at the rate of 8 1/2%. Subject to the limitations set forth below, on each of the first four anniversaries of the Loan, $100,000 of the outstanding principal amount is forgiven by the Company and the Company loans to Mr. Maturo a cash amount equivalent to his resulting tax liability (a "Tax Loan") which in turn is forgiven (together with accrued interest thereon and on the Loan) over the fifth through eighth anniversaries of the date the Loan was made. Both the Loan and the Tax Loans are recourse solely to the Restricted Units. In April 1997, a Tax Loan in the amount of $52,000 was made to Mr. Maturo. Under the employment and noncompetition agreement, if Mr. Maturo is terminated by the Company for "Good Reason" (as defined in such agreement) or Mr. Maturo voluntarily terminates his employment for reasons other than those expressly permitted under such agreement, the maturity date of the Loan will accelerate to the date of termination.

REPORT ON EXECUTIVE COMPENSATION

    The following is a report by the Company's Compensation Committee regarding the Company's executive compensation objectives, executive compensation program and the compensation of the Company's chief executive officer:

    EXECUTIVE COMPENSATION OBJECTIVES. The objective of the Company's executive compensation program is to attract, retain and motivate talented executives that will maximize stockholder value. In order to achieve this objective, in addition to annual base salaries, the executive compensation program utilizes a combination of long-term incentives through equity-based compensation and annual incentives through cash bonuses. The program is intended to align the interests of executives with those of the Company's stockholders by linking a portion of executive compensation directly to increases in stockholder value. The Company seeks to provide total compensation to its executive officers which is competitive with total compensation paid by REITs similar to the Company.

    PROCEEDINGS OF THE COMPENSATION COMMITTEE. The Compensation Committee determines compensation for the Company's executive officers and is comprised of two nonemployee directors, Mr. Blau and Mr. Feinstein. Final compensation determinations for each fiscal year will generally be made after the end of the fiscal year. At that time, base salaries for the following fiscal year will be set, cash bonuses, if any, will be determined for the past year's performance, and option grants, if any, will generally be made. At a meeting in February 1998, the Compensation Committee fixed the base salaries for the Named Executive Officers for the fiscal year ending December 31, 1998 and determined incentive compensation awards for such officers in respect of the fiscal year ended December 31, 1997.

    The Compensation Committee engaged FPL Associates, a consultant, to advise the Compensation Committee regarding executive officer compensation matters, including annual base salary, annual incentives and long-term incentives. The Compensation Committee considered FPL's analysis in determining base salaries and incentives.

    In determining compensation for the Named Executive Officers, the Compensation Committee noted several factors, including the Company's strong performance for the 1997 fiscal year, both in terms of total shareholder return (28.0%) as well as growth in Funds From Operations per share (12.2 %). Further, during the period June 2, 1995 (commencement of operations as a public company) through December 31, 1997, the total return to shareholders (assuming the reinvestment of dividends) amounted to 143.5%.

    The Compensation Committee exercises independent discretion in respect of executive compensation matters. With respect to the compensation of the Named Executive Officers other than Donald J. Rechler, the Compensation Committee reviews the recommendations of Donald J. Rechler.

    The following is a discussion of each element of the Company's executive compensation:

    ANNUAL BASE SALARY. Base salaries for each of the Named Executive Officers are the subject of the employment and noncompetition agreement between the Company and each such executive as indicated above. Each such agreement provides that the base salary provided for under the respective agreement will be reviewed no less frequently than annually. For 1997, base salaries for the Named Executive Officers were determined by the Compensation Committee based upon a review of the performance of each Named Executive Officer and the report prepared by FPL for the fiscal year ended December 31, 1997. For the fiscal year ending December 31, 1998, base salaries for the Named Executive Officers were determined by the Compensation Committee based upon a review of the performance of each Named Executive Officer and the report prepared by FPL. In that regard, base salaries for the 1998 fiscal year for each of the Named Executive Officers are as follows: Donald Rechler-$500,000, Scott Rechler-$400,000, Michael Maturo-$300,000, Mitchell Rechler-$300,000 and Gregg Rechler-$300,000.

    ANNUAL INCENTIVES. Annual incentives are provided in the form of cash bonuses to be paid if certain performance objectives are achieved. Cash bonuses will also be subject to adjustment based upon the Compensation Committee's evaluation of an executive's personal performance. Mr. Maturo's employment and noncompetition agreement provides for an annual cash bonus based upon annual increases in adjusted Funds From Operations per share of Common Stock.

    The Compensation Committee awarded the following cash bonuses to the following Named Executive Officers in February 1998 in respect of the fiscal year ended December 31, 1997: Scott Rechler-$300,000, Mitchell Rechler-$240,000, Gregg Rechler-$240,000 and Michael Maturo-$240,000. The cash bonus award to Donald J. Rechler is discussed separately below. In determining incentive compensation for 1997, the Compensation Committee considered the factors described above regarding annual base salaries.

    LONG-TERM INCENTIVES. Long-term incentives may be provided through a variety of means, including the grant of stock options, restricted stock awards and stock loans. These awards are intended to align the executive's long-term objectives with those of the Company's stockholders. The grant of stock options, restricted stock awards and stock loans are made under the Company's stock option plans which are administered by the Compensation Committee. The Compensation Committee has the discretion to determine those individuals to whom awards are made and the terms and conditions of the awards.

    In accordance with the Board's approval of recommendations made by the Compensation Committee and the Company's 1997 Stock Option Plan, as a long-term incentive award for the fiscal year ended December 31, 1997, each of the Company's Named Executive Officers received loans from the Company on December 10, 1997 to purchase shares of Common Stock (the "1997 Stock Loans"). The aggregate principal amount of the 1997 Stock Loans is $1,356,250 in the case of Donald J. Rechler; $1,017,188 in the case of Scott Rechler; and $678,125 in the case of each Mitchell Rechler, Gregg Rechler and Michael Maturo. Each Stock Loan has a term of five years, accrues interest at the mid-term "Applicable Federal Rate" ("AFR") as in effect from time to time, is secured by the Common Stock purchased and is otherwise non-recourse. Ten percent (10%) of each Named Executive Officer's Stock Loan (together with accrued interest on the Stock
Loan) is forgiven each year during the term of the Stock Loan, provided that the Named Executive Officer is then employed by the Company and the remaining outstanding principal balance of the Stock Loan will be due and payable at maturity. The Company will also loan to the Named Executive Officer an amount equal to his aggregate tax liability resulting from such forgiveness (the "Tax Loans"). The Tax Loans will have a one year maturity, bear interest at the AFR and be forgiven upon maturity (together with the interest thereon), provided that the officer is then employed by the Company. In the event of a Change of Control of the Company, a Named Executive Officer's death or permanent disability, termination of his employment by the Company without cause or a reduction in the nature or scope of such Named Executive Officer's duties, the outstanding principal amounts of the applicable Stock Loan and Tax Loan will be forgiven in full. In the event a Named Executive Officer leaves the employ of the Company or is terminated with cause, the outstanding amount of the applicable loans will be immediately due and payable. In approving these loans the Compensation Committee considered the same factors it considered in determining the annual incentives, including the retention of the Named Executive Officers.

    1997 CHIEF EXECUTIVE OFFICER COMPENSATION. Donald J. Rechler's base salary for the fiscal year ended December 31, 1997 was $325,000, as determined by the Compensation Committee.

    For the fiscal year ended December 31, 1997, the Compensation Committee awarded to Donald J. Rechler a cash bonus of $390,000. The amount of this bonus was determined by the Compensation Committee substantially in accordance with the policies described above relating to all Named Executive Officers of the Company. In making such determination the Compensation Committee noted several factors, including the Company's achievement of a 12.2% increase of Funds From Operations per share in 1997 over levels achieved in 1996 and that the Company provided total shareholder returns (assuming the reinvestment of dividends) of 28.0% and 143.5% for the year ended December 31, 1997 and the period June 2, 1995 (commencement of operations of the Company) through December 31, 1997, respectively. The Compensation Committee also considered the fact that the Company increased the square footage of its portfolio of properties by over 55.0% through acquisitions during 1997. In addition, the Compensation Committee also considered the successful completion of two public offerings of the Company's Common Stock resulting in net proceeds of approximately $292 million and one private placement of the Company's debt securities resulting in net proceeds of approximately $150 million.

    The Compensation Committee determined Donald J. Rechler's Stock Loan for the year ended December 31, 1997 substantially in accordance with the policies described above relating to all Named Executive Officers of the Company. The terms of such Stock Loan are described above under "--Long Term Incentives."

    TAX DEDUCTIBILITY OF EXECUTIVE COMPENSATION. Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), limits the deductibility on the Company's tax return of compensation over $1 million to any of the Named Executive Officers of the Company unless, in general, the compensation is paid pursuant to a plan which is performance-related, non-discretionary and has been approved by the Company's stockholders. The Compensation Committee's policy with respect to section 162(m) is to make every reasonable effort to ensure that compensation is deductible to the extent permitted while simultaneously providing Company executives with appropriate compensation for their performance. The Company did not pay any compensation during 1997 that would be subject to the limitations set forth in section 162(m).

                                          Submitted by the Compensation
                                          Committee
                                          of the Board of Directors:

                                          Harvey R. Blau
                                          Leonard Feinstein

                            STOCK PERFORMANCE GRAPH

    The following graph provides a comparison of the cumulative total stockholder return on the Common Stock for the period from May 26, 1995 (the date upon which the Company's Common Stock commenced trading on the New York Stock Exchange) to December 31, 1997 with the cumulative total return on the Standard & Poor's 500 Composite Stock Price Index (the "S&P 500") and the NAREIT Equity REIT Total Return Index. Total return values were calculated based on cumulative total return assuming (i) the investment of $100 in the Common Stock on May 26, 1995 and in the S&P 500 and the NAREIT Equity REIT Total Return Index on May 31, 1995 and (ii) reinvestment of dividends.

                                               5/95    6/30/95   9/30/95   12/31/95   3/31/96   6/30/96   9/30/96   12/31/96
                                              -------  --------  --------  ---------  --------  --------  --------  ---------
Reckson Associates Realty Corp...............     100     100       110       127        133       146       187       193
S&P 500......................................     100     104       112       118        123       128       131       141
NAREIT Equity REIT Total Return Index........     100     102       106       111        113       116       126       150

                                              3/31/97   6/30/97   9/30/97   12/31/97
                                              --------  --------  --------  ---------
Reckson Associates Realty Corp...............    214       216       253       247
S&P 500......................................    145       189       181       185
NAREIT Equity REIT Total Return Index........    151       158       177       180

                     PRINCIPAL AND MANAGEMENT STOCKHOLDERS

    The following table sets forth the beneficial ownership of Common Stock for
(i) each stockholder of the Company holding more than a 5% beneficial interest in the Company, (ii) each executive officer of the Company who is not a director of the Company and (iii) the directors and executive officers of the Company as a group. Stock ownership of the Directors of the Company appears under the heading "Information Regarding Nominees and Directors" in this Proxy Statement.

                                                                        SHARES OF COMMON
                                                                        STOCK AND UNITS
                                                                       BENEFICIALLY OWNED
                                                                     AS OF MARCH 9, 1998(1)
                                                                  ----------------------------
                                                                                PERCENT OF
NAME OF BENEFICIAL OWNERS                                          NUMBER        TOTAL(2)
----------------------------------------------------------------  ---------  -----------------
Michael Maturo..................................................    414,321(3)         *
Gregg M. Rechler................................................    736,896(4)          1.58%
Cohen & Steers Capital Management Inc.(5).......................  5,595,100          12.08%
Fidelity Management & Research Corp.(6).........................  4,448,300           9.61%
All directors and executive officers as a group (13 persons)....  7,242,025          14.93%

------------------------

*   Less than one percent.

(1) All information has been determined as of March 9, 1998. For purposes of this table a person is deemed to have "beneficial ownership" of the number of shares of Common Stock that person has the right to acquire pursuant to the exercise of stock options within 60 days or upon the redemption of Units (assuming the Company elects to issue Common Stock rather than pay cash upon such redemption). See "Executive Compensation" for a discussion of the vesting of stock options granted to directors and officers. Units are exchangeable for cash or, at the option of the Company, on a one-for-one basis for shares of common stock, subject to certain limitations.

(2) For purposes of computing the percentage of outstanding shares of Common Stock held by each person, any shares of Common Stock which such person has the right to acquire pursuant to the exercise of a stock option exercisable within 60 days is deemed to be outstanding, but is not deemed to be outstanding for the purposes of computing the percent ownership of any other person.

(3) Represents (a) 40,988 Units, (b) 45,000 shares of common stock, and (c) 328,333 exercisable options.

(4) Includes (a) 65,108 shares of Common Stock, including 4,108 shares held in trust for the child of Gregg M. Rechler and beneficial ownership of which is disclaimed by Gregg M. Rechler, (b) 320,788 Units, including 194,352 Units owned directly and 126,436 Units owned through corporations and partnerships, and (c) 351,000 exercisable options.

(5) This information is based upon information reported by the stockholder in filings made with the Securities and Exchange Commission ("SEC"). The address of Cohen & Steers Capital Management Inc. is 757 Third Avenue, New York, New York 10019.

(6) This information is based upon information reported by the stockholder in filings made with the SEC. The address of Fidelity Management & Research Corp. is 82 Devonshire Street, Boston, MA 02109.

    Section 16(a) of the Exchange Act requires the Company's executive officers and directors, and persons who own more than 10% of a registered class of the Company's equity securities ("10% Holders"), to file reports of ownership and changes in ownership with the SEC and the New York Stock Exchange. Officers, directors and 10% Holders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms that they file. To the Company's knowledge, based solely on review of the copies of such reports furnished to the Company, all Section 16(a) filing requirements applicable to its executive officers, directors and 10% Holders were satisfied during 1997, except that Mr. Ranieri, who was appointed a director of the Company on July 30, 1997, did not file such a report until August 18, 1997.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

LEASE OF CORPORATE OFFICES

    The Company leases 12,146 square feet of office space at its corporate offices located at 225 Broadhollow Road, at an annual base rent of $327,942 from a partnership in which Donald Rechler, Roger Rechler, Mitchell Rechler and trusts established for Rechler family members maintain an equity interest.

MISCELLANEOUS

    During 1997, the Company made construction loan advances to fund certain redevelopment and leasing costs relating to one of the four properties in which a predecessor entity to the Company owns a non-controlling minority interest. At December 31, 1997, the amount of the advance due the Company was approximately $4.2 million. Such amount bears interest at the rate of 11% per annum and is due on demand. In January 1998, the outstanding advance, including accrued and unpaid interest, was repaid in full.

    During 1997, the Company formed Reckson Service Industries, Inc. ("RSI") and Reckson Strategic Venture Partners, LLC ("RSVP"). The Operating Partnership owns a 95% non-voting interest in RSI and an entity owned by certain members of the Company's management owns a 5% voting interest. A subsidiary of RSI will serve as a managing member of RSVP. RSI will invest in operating companies that generally will provide commercial services to properties owned by the Company and its tenants and third parties. RSVP was formed as a "research and development" vehicle for the Company to invest in alternative real estate sectors. RSVP will invest primarily in real estate and real estate related operating companies generally outside of the Company's core office and industrial focus. RSVP's strategy is to identify and acquire interests in established entrepreneurial enterprises with experienced management teams in market sectors which are in the early stages of their growth cycle or offer unique circumstances for attractive investments as well as a platform for future growth. At December 31, 1997, the Operating Partnership had made investments in or loans to RSI and RSVP aggregating approximately $4.3 million and $7.4 million, respectively, in connection with start-up costs and certain initial investments.

    During the year ended December 31, 1997, the Operating Partnership and one of its affiliates paid an aggregate of $146,329 in commissions and advisory fees to Ladenburg Thalman & Co. Inc., an investment banking firm. The son-in-law of Mr. Harvey Blau, a director of the Company, is an executive officer of Ladenburg Thalman & Co. Inc.

               PROPOSAL 3: APPROVAL OF THE 1998 STOCK OPTION PLAN

    In January 1998 the Board of Directors approved the adoption of the 1998 Stock Option Plan.

    THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE APPROVAL OF THE 1998 STOCK
     OPTION PLAN.

    The 1995 Stock Option Plan was adopted at the time of the IPO in order to provide a means for the Company to implement its long-term incentive program for executive officers and directors, as well as to provide incentives for other officers and employees. The Company's objective in providing these incentives is to attract, retain and motivate talented persons that will maximize stockholder value. In this regard, the Company has sought to provide incentives for a broad range of persons employed by the Company in granting awards under the 1995 Stock Option Plan. The 1995 Stock Option Plan provides for the grant of awards under such plan (including the grant of stock options and restricted and unrestricted shares of Common Stock) in respect of up to an aggregate of 1,500,000 shares (split-adjusted) of Common Stock. As of March 9, 1998, awards had been granted (and not relinquished) under the 1995 Stock Option Plan in respect of 1,340,382 shares (split-adjusted) of Common Stock. Of this amount, awards in respect of 928,382 shares (split-adjusted) of Common Stock were issued to persons other than the Named Executive Officers.

    The Company has since adopted the 1996 Employee Stock Option Plan and the 1997 Stock Option Plan. Options granted under the 1996 Employee Stock Option Plan may only be granted (i) to employees who are not officers or directors of the Company or (ii) as an inducement in connection with the hiring of new employees. The 1996 Employee Stock Option Plan provides for the grant of awards under such plan (including the grant of stock options and restricted and unrestricted shares of Common Stock) in respect of up to an aggregate of 400,000 shares (split-adjusted) of Common Stock. As of March 9, 1998, awards had been granted under the 1996 Employee Stock Option Plan in respect to 71,300 shares (split-adjusted) of Common Stock.

    The 1997 Stock Option Plan is substantially similar to the 1995 Stock Option Plan and provides for awards under such plan (including stock options and restricted and unrestricted shares of Common Stock) in respect of up to an aggregate of 3,000,000 shares of Common Stock. As of March 9, 1998, awards had been granted under the 1997 Stock Option Plan in respect of 2,802,299 shares of Common Stock. Of this amount, awards in respect of 1,108,132 shares of Common Stock were issued to persons other than the Named Executive Officers.

    In order to continue the implementation of the Company's long-term incentive program, the Board of Directors has approved the adoption of the 1998 Stock Option Plan. The 1998 Stock Option Plan is being presented to stockholders for approval in order to satisfy certain regulatory requirements regarding the Plan. The 1998 Stock Option Plan provides for the grant of awards under such plan in respect of up to an aggregate of 3,000,000 shares of Common Stock. The 1998 Stock Option Plan is substantially similar to the 1995 and 1997 Stock Option Plans.

    The following is a description of the 1998 Stock Option Plan:

    The 1998 Stock Option Plan will be administered by the Compensation Committee. Officers and key employees of the Company and its subsidiaries generally will be eligible to participate in the 1998 Stock Option Plan. Non-employee Directors of the Company are not eligible to receive stock options under the 1998 Stock Option Plan.

    The 1998 Stock Option Plan authorizes (i) the grant of stock options that qualify as incentive stock options under Section 422 of the Code ("ISOs"), (ii) the grant of stock options that do not so qualify ("NQSOs"), (iii) the grant of shares of Common Stock subject to certain restrictions on transfer and certain risks of forfeiture ("Restricted Stock"), (iv) the grant of stock options in lieu of cash Directors' fees and employee bonuses, (v) grants of unrestricted shares of Common Stock in lieu of cash compensation and (vi) the making of loans to acquire shares of Common Stock in lieu of compensation. The exercise price of stock options is determined by the Compensation Committee, but may not be less than 100% of the fair market value of the shares of Common Stock on the date of grant in the case of ISOs; provided that, in the case of grants of NQSOs granted in lieu of cash Directors' fees and employee bonuses, the exercise price may not be less than 50% of the fair market value of the shares of Common Stock on the date of grant.

    CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE 1998 STOCK OPTION PLAN. The following is a brief summary of the principal Federal income tax consequences of awards under the 1998 Stock Option Plan. The summary is based upon current Federal income tax laws and interpretations thereof, all of which are subject to change at any time, possibly with retroactive effect. This summary is not intended to be exhaustive and, among other things, does not describe state, local or foreign tax consequences.

    A participant is not subject to Federal income tax either at the time of grant or at the time of exercise of an ISO. However, upon exercise, the difference between the fair market value of the Common Stock and the exercise price is an item of tax preference subject to the possible application of the alternative minimum tax. If a participant does not dispose of Common Stock acquired through the exercise of an ISO in a "disqualifying disposition" (i.e., no disposition occurs within two years from the date of grant of the share option nor within one year of the transfer of the Common Stock to the participant), then the participant will be taxed only upon the gain, if any, from the sale of such Common Stock, and such gain will be taxable as gain from the sale of a capital asset.

    The Company will not receive any tax deduction on the exercise of an ISO or, if the above holding period requirements are met, on the sale of the underlying Common Stock. If there is a disqualifying disposition (i.e., one of the holding period requirements is not met), the participant will be treated as receiving compensation subject to ordinary income tax in the year of the disqualifying disposition and the Company will be entitled to a deduction for compensation expense in an amount equal to the amount included in income by the participant. The participant generally will be required to include in income an amount equal to the difference between the fair market value of the Common Stock at the time of exercise and the exercise price. Any appreciation in value after the time of exercise will be taxed as capital gain and will not result in any deduction by the Company.

    If NQSOs are granted to a participant, there are no Federal income tax consequences at the time of grant. Upon exercise of the option, the participant must report as ordinary income an amount equal to the difference between the exercise price and the fair market value of the Common Stock on the date of exercise. The Company will receive a tax deduction in like amount. Any appreciation in value after the time of exercise will be taxed as capital gain and will not result in any deduction by the Company.

    If a participant is granted unrestricted shares of Common Stock, such participant will have compensation income at the time of grant equal to the fair market value of such shares. The company will receive a tax deduction in the amount of the income recognized by the participant.

    A participant who is awarded Restricted Stock that is subject to a substantial risk of forfeiture (as defined in the Code) will not be taxed at the time of the grant unless the participant makes a special election under section 83(b) of the Code. Assuming that no such election is made, the Company will receive no tax deduction at the time of the grant. Upon the lapse of the substantial risk of forfeiture associated with the Restricted Stock, a participant will recognize ordinary income equal to the fair market value of the Restricted Stock at the time of the lapse. At the same time, the Company will receive a tax deduction in the amount of ordinary income recognized by a participant.

    If a participant makes an election under section 83(b) of the Code or if the Restricted Stock is subject to restrictions that do not comprise a substantial risk of forfeiture, he or she will recognize ordinary income in an amount equal to the fair market value of the Restricted Stock at the time of the grant (determined without regard to any restrictions which may lapse). The Company will receive a tax deduction in the equal amount at the same time. No tax will be payable by a participant (and no additional deduction will be taken by the Company) upon lapse of the restrictions.

    A participant who receives a Stock Loan generally will not be taxed at the time of the grant of such a Loan. Similarly, the Company will receive no tax deduction at the time of such Loan. Any portion of a Stock Loan that is forgiven by the Company will be treated generally as ordinary compensation income in the year of forgiveness.

                                 OTHER MATTERS

SOLICITATION OF PROXIES

    The cost of solicitation of proxies in the form enclosed herewith will be paid by the Company. In addition to the solicitation of proxies by mail, the directors, officers and employees of the Company may also solicit proxies personally or by telephone without additional compensation for such activities. The Company will also request persons, firms and corporations holding shares in their names or in the names of their nominees, which are beneficially owned by others, to send proxy materials to and obtain proxies from such beneficial owners. The Company will reimburse such holders for their reasonable expenses.

STOCKHOLDER PROPOSALS

    For a proposal of a stockholder to be presented to an annual meeting, other than a stockholder proposal included in the Company's proxy statement pursuant to Rule 14a-8 of the Securities Act of 1934, as amended ("Rule 14a-8"), the Secretary of the Company must receive written notice thereof on or before the date specified in the Company's Bylaws, and the proponent or a representative of the proponent must attend the annual meeting.

    For a proposal of a stockholder to be presented to the Company's 1999 annual meeting of stockholders, other than a stockholder proposal included in the Company's proxy statement pursuant to Rule 14a-8, it must be received at the principal executive offices of the Company after November 21, 1998 and on or before February 26, 1999, unless the 1999 annual meeting of stockholders is scheduled to take place before May 21, 1999. The Company's Bylaws provide that any stockholder wishing to nominate a director or have a stockholder proposal other than a stockholder proposal included in the Company's proxy statement pursuant to Rule 14a-8, considered at an annual meeting must provide written notice of such nomination or proposal and appropriate supporting documentation, as set forth in the Bylaws, to the Company at its principal executive offices not less than 75 days nor more than 180 days prior to the anniversary of the immediately preceding annual meeting of stockholders (the "Anniversary Date"); provided, however, that in the event that the annual meeting is scheduled to be held more than seven calendar days prior, or more than 60 days subsequent, to the Anniversary Date, such nominations or proposals must be delivered to the Company not earlier than the 180th day prior to such meeting and not later than the later of the 75th day prior to such annual meeting or the twentieth day following the earlier of the day on which public announcement of the meeting is first made or notice of the meeting is mailed to stockholders. Any such proposal should be mailed to: Reckson Associates Realty Corp., 225 Broadhollow Road, Melville, New York 11747, Attn: Gregg M. Rechler, Secretary.

OTHER MATTERS

    The Board of Directors does not know of any matters other than those described in this Proxy Statement that will be presented for action at the Annual Meeting. If other matters are presented, proxies will be voted in accordance with the best judgment of the proxy holders.

                          RECKSON ASSOCIATES REALTY CORP.
                                225 BROADHOLLOW ROAD
                             MELVILLE, NEW YORK  11747

        PROXY FOR ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 21, 1998

                 THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS


     The undersigned hereby constitutes and appoints Donald Rechler and John V.N. Klein, and either of them, as Proxies of the undersigned, with full power of substitution, to vote all shares of Common Stock of Reckson Associates Realty Corp. (the "Company") held of record by the undersigned as of the close of business on March 18, 1998, on behalf of the undersigned at the Annual Meeting of Stockholders (the "Annual Meeting") to be held at the Omni, 333 Earl Ovington Boulevard, Mitchel Field, New York, 9:30 a.m., local time, on Thursday, May 21, 1998, and at any adjournments or postponements thereof.

     When properly executed, this proxy will be voted in the manner directed herein by the undersigned stockholder(s). If no direction is given, this proxy will be voted FOR the three nominees of the Board of Directors listed in Proposal 1 and FOR Proposal 2 and Proposal 3. In their discretion, the Proxies are each authorized to vote upon such other business as may properly come before the Annual Meeting and any adjournments or postponements thereof. A stockholder wishing to vote in accordance with the Board of Directors' recommendations need only sign and date this proxy and return it in the enclosed envelope.

                    Please vote and sign on other side and           SEE REVERSE
                   return promptly in the enclosed envelope.            SIDE


/X/ Please mark your votes as in this example.

1.   To elect three Class III Directors of the Company to
     serve until the 2001 Annual Meeting of Stockholders
     and until their respective successors are duly elected
     and qualified.                                                                            FOR   AGAINST  ABSTAIN

Nominees: Roger Rechler, Harvey R. Blau                2.   To ratify the selection of         / /     / /      / /
          and John V.N. Klein                               Ernst & Young LLP as the
               FOR       WITHHELD                           independent auditors of
               / /         / /                              the Company for the fiscal
                                                            year ending December 31, 1998.
/ / ___________________________
For all nominees except as noted above
                                                       3.   To approve the Company's 1998      / /     / /      / /
                                                            Stock Option Plan.

                                   MARK HERE   / /     4.   To consider and act upon any other matters that
                                   FOR ADDRESS              may properly be brought before the Annual Meeting
                                   CHANGE AND               and at any adjournments or postponements thereof.
                                   NOTE BELOW

                                                  The undersigned hereby acknowledge(s) receipt of a copy of the accompanying Notice of Annual Meeting of Stockholders, the Proxy
                                                  Statement with respect thereto and the Company's 1998 Annual Report to Stockholders and hereby revoke(s) any proxy or proxies
                                                  heretofore given.  This proxy may be revoked at any time before it is exercised.

                                                  NOTE: Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

                                                  Signature:___________________________________Date:________

                                                  Signature:___________________________________Date:________
                                                                      If Held Jointly
